EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL 33401

NEWS RELEASE

TODHUNTER INTERNATIONAL, INC., NAMES EZRA SHASHOUA CHIEF FINANCIAL OFFICER;
TROY EDWARDS RETIRES AFTER 23 YEARS WITH THE COMPANY

WEST PALM BEACH, FLORIDA—May 22, 2003—Todhunter International, Inc. (AMEX: THT), a leading distiller of rum and brandy, and importer and marketer of Cruzan Rum and other premium branded spirits, announced today that Ezra Shashoua, 48, has been named the Company’s Chief Financial Officer.  His employment is scheduled to begin within the next two weeks.  Mr. Shashoua has been serving as Executive Vice President and Chief Financial Officer of NationsRent, Inc., in Ft. Lauderdale, Florida, since January 2001.  Previously, Mr. Shashoua was Vice President and Chief Financial Officer of 7-Eleven, Inc., Dallas, Texas, where he served in various capacities from 1982-2000.

Mr. Shashoua replaces Troy Edwards, 65, who retired earlier this month, after having been with Todhunter for 23 years, serving as Treasurer, Controller and Assistant Secretary, and since 1992, as Chief Financial Officer.

“We are very pleased to have Ezra Shashoua joining our leadership team,” said Jay S. Maltby, Chairman and Chief Executive Officer of Todhunter.  “Ezra has exceptional strategic leadership skills as a Chief Financial Officer and as a senior corporate executive.”

Commenting on Mr. Edwards’ retirement, Mr. Maltby said, “Since joining the company in 1980, Troy has been invaluable to the success and growth of Todhunter.  I thank Troy for his many contributions as Chief Financial Officer and for his years of dedication.”

Todhunter International, Inc., is a major supplier of rum, brandy and wine to the beverage alcohol industry.  Todhunter also produces vinegar, other alcohol-related products and handcrafted ultra-premium single-barrel aged rums and tropical rums.  Todhunter produces and distributes the Cruzan line of rums from the Virgin Islands.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in Todhunter’s

Annual Report on Form 10-K for the fiscal year ended September 30, 2002. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.  The forward-looking statements are made as of the date of these statements and Todhunter undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact:	Jay S. Maltby, Chairman and Chief Executive Officer
William J. Viggiano, Assistant Controller
(561) 655-8977